G. Brad Beckstead
Certified Public Accountant

                                              330 E. Warm Springs
                                              Las Vegas, NV 89119
                                                     702.528.1984
                                                     888.483.3827




March 29, 2000


To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of March 29, 2000, on the Financial Statements of Sirius Software, Inc. from the inception date of March 26, 1999 through December 31, 1999, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.


Signed,


/s/ G. Brad Beckstead
    G. Brad Beckstead, CPA
    Nevada License #2701